EXHIBIT 19


                                 NATIONAL CITY
                                 BANCORPORATION



                                      1998



                                 SECOND QUARTER

                                     REPORT

                                   SIX MONTHS

                                     ENDED

                                 JUNE 30, 1998

TO OUR STOCKHOLDERS:

Net earnings were $4,320,000 for the second quarter of 1998, up 24 percent, compared with $3,471,000 in the second quarter of 1997. Earnings per share increased to $0.49 compared with $0.38 in the second quarter of 1997.

Second quarter net interest income was $11,957,000, which was higher by $1,225,000, or 11 percent, than in the second quarter of 1997. The improvement was primarily attributable to an increase in average loans, which were up $60.7 million, or 9 percent from the second quarter of 1997. The growth in loans occurred mainly in commercial lending at both subsidiaries, National City Bank of Minneapolis and Diversified Business Credit, Inc. The net interest margin was
5.40 percent for the second quarter compared with 5.18 percent for the same period last year. Noninterest income for the second quarter was $2,678,000 compared with $2,480,000 in the same period of 1997. Noninterest expense for the second quarter was $7,219,000 an increase of $319,000 or 5 percent compared with the second quarter of 1997.

Net loan charge-offs for the second quarter were $150,000. Additional loss provisions of $260,000 were added to the reserve during the quarter. As a result, the Company's reserve for loan losses at June 30 was $10,676,000 or 1.47 percent of loans outstanding compared to $10,071,000 and 1.51 percent at December 31, 1997. Nonperforming assets, those loans which were 90 days past due or on which interest is no longer expected to be earned, were $2.7 million or
 .37 percent of total loans at June 30, 1998 compared with $1.2 million or .18 percent of total loans at December 31, 1997. The reserve coverage of nonperforming assets was 402 percent at June 30.

Current news and other information about your Company can now be found on the internet at

                      http://www.shareholdernews.com/NCBM

The site includes our current stock price, press releases, and a link to Securities and Exchange Commission filings.


/s/ David L. Andreas

David L. Andreas
President and
Chief Executive Officer

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS


(in thousands)                                                                    June 30,    December 31,
                                                                                   1998           1997
---------------------------------------------------------------------------------------------------------
ASSETS
            Cash & due from banks ........................................    $    60,204     $    52,847

            Federal funds sold and resale agreements .....................         20,260           3,740
            Available-for-sale securities:
               U.S. Treasury .............................................          9,980          23,997
               U.S. Government agencies ..................................         12,137           9,844
               Mortgage-backed ...........................................        106,075         102,529
               Other securities ..........................................          2,801           4,955
                                                                              -----------     -----------
                    Total available-for-sale securities ..................        130,993         141,325
            Held-to-maturity securities:
               Mortgage-backed ...........................................         44,695          37,402
                                                                              -----------     -----------
                    Total held-to-maturity securities ....................         44,695          37,402
                    (approximate market value: 1998$44,923; 1997$37,861)
            Loans ........................................................        725,098         666,382
               Less allowance for loan losses ............................        (10,676)        (10,071)
                                                                              -----------     -----------
                  Net loans ..............................................        714,422         656,311
            Premises and equipment .......................................         11,081          11,413
            Accrued interest receivable ..................................          7,490           7,260
            Customer acceptance liability ................................            141             811
            Other assets .................................................         21,777          24,063
                                                                              -----------     -----------
                    Total assets .........................................    $ 1,011,063     $   935,172
                                                                              ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
            Deposits:
               Noninterest bearing .......................................    $   150,323     $   149,624
               Interest bearing ..........................................        350,532         329,026
                                                                              -----------     -----------
                    Total deposits .......................................        500,855         478,650
            Federal funds purchased and repurchase agreements ............        130,386         104,399
            Commercial paper .............................................        138,323         119,081
            Other short-term borrowed funds ..............................         25,757          23,218
            Acceptances outstanding ......................................            141             811
            Other liabilities ............................................          8,269           9,086
            Long-term debt ...............................................         67,000          67,000
                                                                              -----------     -----------
                    Total liabilities ....................................        870,731         802,245
            Stockholders' equity:
               Common stock, par value $1.25
                    Authorized shares: 1998 - 40,000,000; 1997 - 20,000,000
                    Issued shares: 1998 - 8,861,944; 1997 - 8,110,836 ....         11,077          10,139
               Additional paid-in capital ................................        121,982          94,756
               Unrealized gains net of tax effect ........................            496             424
               Retained earnings .........................................          6,777          28,464
                                                                              -----------     -----------
                    Subtotal .............................................        140,332         133,783
            Less common stock in treasury at cost:
               1998 - 2 shares; 1997 - 33,553 shares......................                           (856)
                                                                              -----------     -----------
                    Total stockholders' equity ...........................        140,332         132,927
                                                                              -----------     -----------
Total liabilities and stockholders' equity ...............................    $ 1,011,063     $   935,172
                                                                              ===========     ===========

NATIONAL CITY BANCORPORATION AND SUBSIDIARIES


CONSOLIDATED STATEMENTS OF EARNINGS
(in thousands except per share)                                        Three Months Ended           Six Months Ended
                                                                             June 30,                   June 30,
                                                                       1998           1997         1998         1997
-----------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
            Interest and fees on loans ........................    $   18,152    $   16,360    $   35,454    $   31,693
            Interest on federal funds sold & resale agreements            177           338           295           596
            Interest and dividends on securities ..............         2,755         2,810         5,661         5,626
                                                                   ----------    ----------    ----------    ----------
               Total interest income ..........................        21,084        19,508        41,410        37,915

INTEREST EXPENSE
            Interest on deposits ..............................         3,880         3,883         7,889         7,746
            Interest on short-term borrowed funds .............         4,106         3,911         7,832         7,234
            Interest on long-term debt ........................         1,141           982         2,281         1,824
                                                                   ----------    ----------    ----------    ----------
               Total interest expense .........................         9,127         8,776        18,002        16,804
                                                                   ----------    ----------    ----------    ----------
               Net interest income ............................        11,957        10,732        23,408        21,111
            Provision for loan losses .........................           260           567           740         1,357
                                                                   ----------    ----------    ----------    ----------
            Net interest income after provision for loan losses        11,697        10,165        22,668        19,754

NONINTEREST INCOME
            Service charges on deposit accounts ...............           530           527         1,093         1,182
            Fees for other customer services ..................           463           466           816           838
            Trust fees ........................................         1,276         1,229         2,606         2,513
            Other .............................................           409           258           572           927
                                                                   ----------    ----------    ----------    ----------
               Total noninterest income .......................         2,678         2,480         5,087         5,460

NONINTEREST EXPENSES
            Salaries and employee benefits ....................         3,913         3,759         7,965         7,638
            Occupancy expense .................................           770           780         1,529         1,544
            Equipment rentals, depreciation & maintenance .....           830           880         1,703         1,772
            Other .............................................         1,706         1,481         3,372         3,072
                                                                   ----------    ----------    ----------    ----------
               Total noninterest expense ......................         7,219         6,900        14,569        14,026
                                                                   ----------    ----------    ----------    ----------
            Earnings before taxes .............................         7,156         5,745        13,186        11,188
            Applicable income taxes ...........................         2,836         2,274         5,215         4,424
                                                                   ----------    ----------    ----------    ----------
               Net earnings ...................................    $    4,320    $    3,471    $    7,971    $    6,764
                                                                   ==========    ==========    ==========    ==========
Basic earnings per common share ...............................    $     0.49    $     0.38    $     0.90    $     0.75

Average common and common equivalent shares outstanding .......     8,861,960     8,915,414     8,865,069     8,915,427


DIRECTORS OF NATIONAL CITY                   OFFICERS OF NATIONAL CITY
BANCORPORATION                               BANCORPORATION

David C. Malmberg                            David L. Andreas
CHAIRMAN OF THE BOARD                        PRESIDENT AND
National City Bancorporation                 CHIEF EXECUTIVE OFFICER

Wendell R. Anderson*                         Thomas J. Freed
OF COUNSEL                                   SECRETARY AND
Larkin, Hoffman, Daly and                    CHIEF FINANCIAL OFFICER
Lindgren Ltd.

David L. Andreas                             PRINCIPAL OFFICERS OF
PRESIDENT AND                                SUBSIDIARIES
CHIEF EXECUTIVE OFFICER
National City Bancorporation
PRESIDENT AND                                DIVERSIFIED BUSINESS
CHIEF EXECUTIVE OFFICER                      CREDIT, INC.
National City Bank of
Minneapolis                                  Robert L. Olson
                                             PRESIDENT AND
Terry L. Andreas                             CHIEF EXECUTIVE OFFICER
CHAIRMAN OF THE BOARD
School for Field Studies                     Janet L. Pomeroy
Beverly, Massachusetts                       SENIOR VICE PRESIDENT

Michael J. Boris*
PRIVATE INVESTOR AND                         NATIONAL CITY BANK
CONSULTANT                                   OF MINNEAPOLIS

Marvin Borman*                               David L. Andreas
PARTNER                                      PRESIDENT AND
Maslon, Edelman, Borman                      CHIEF EXECUTIVE OFFICER
and Brand
                                             William J. Klein
Sharon Bredeson                              EXECUTIVE VICE PRESIDENT
PRESIDENT AND                                CLIENT SERVICES
CHIEF EXECUTIVE OFFICER
Staff-Plus, Inc.                             Thomas J. Freed
                                             SENIOR VICE PRESIDENT AND
Kenneth H. Dahlberg                          CHIEF FINANCIAL OFFICER
CHAIRMAN OF THE BOARD
Dahlberg, Inc.                               Donald W. Kjonaas
                                             SENIOR VICE PRESIDENT
John H. Daniels, Jr.*                        OPERATIONS
PARTNER
Willeke and Daniels

James B. Goetz, Sr.
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Goetz Companies

Esperanza Guerrero-Anderson*
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Milestone Growth Fund, Inc.

Thomas E. Holloran*
PROFESSOR, GRADUATE PROGRAMS
IN MANAGEMENT
University of St. Thomas

C. Bernard Jacobs
RETIRED PRESIDENT AND
CHIEF EXECUTIVE OFFICER
National City Bancorporation
RETIRED CHAIRMAN OF THE BOARD
National City Bank

Walter E. Meadley, Jr.
RETIRED VICE CHAIRMAN
OF THE BOARD
National City Bank

Robert L. Olson
PRESIDENT AND
CHIEF EXECUTIVE OFFICER
Diversified Business Credit, Inc.

Roger H. Scherer*
CHAIRMAN OF THE BOARD
Scherer Bros. Lumber Company

*Members of the Audit Committee

NATIONAL CITY BANCORPORATION
CHANGE OF ADDRESS FOR SHAREHOLDER




National City Bank of Minneapolis
Stock Transfer Department
P.O. Box 1919
Minneapolis, Minnesota 55480-1919


PLEASE CHANGE MY ADDRESS TO:

Name_____________________________________________________
(PRINT NAME EXACTLY AS IT APPEARS ON STOCK CERTIFICATE)

STREET___________________________________________________

CITY_____________________________________________________

STATE__________________ZIP CODE__________________________

DATE_____________________________________________________

                         OLD ADDRESS

STREET___________________________________________________

CITY_____________________________________________________

STATE__________________ZIP CODE__________________________

SIGNATURE________________________________________________

FINANCIAL HIGHLIGHTS
(in thousands except per share)


                                     SECOND QUARTER ENDED
                                           JUNE 30,
                                 --------------------------       PERCENT
                                    1998             1997         CHANGE
                                 ----------      ----------      --------

EARNINGS:
  Net interest income .....      $   11,957      $   10,732         11%
  Net earnings ............           4,320           3,471         24%

BASIC EARNINGS PER SHARE:
  Net earnings* ...........      $     0.49      $     0.38



                                      SIX MONTHS ENDED
                                           JUNE 30,
                                 --------------------------
                                    1998             1997
                                 ----------      ----------

EARNINGS:
  Net interest income .....      $   23,408      $   21,111         11%
  Net earnings ............           7,971           6,764         18%

BASIC EARNINGS PER SHARE:
  Net earnings* ...........      $     0.90      $     0.75



                                  JUNE 30,       DECEMBER 31,
                                    1998             1997
                                 ----------      ----------
BALANCE SHEET ITEMS
  Total assets ............      $1,011,063      $  935,172          8%
  Loans ...................         725,098         666,382          9%
  Deposits ................         500,855         478,650          5%
  Stockholders' equity ....         140,332         132,927          6%
  Book value per share* ...           15.84           14.97

------------------------
* (adjusted for stock dividends)

NATIONAL CITY BANCORPORATION
651 Nicollet Mall
Minneapolis, Minnesota 55402-1611
Telephone 612-904-8503




  BULK RATE
 U.S. POSTAGE
    PAID
MINNEAPOLIS, MN
PERMIT NO. 2816